Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Highlights

  Net loss per share was $0.41 in the second quarter of 2009, compared to net income of $0.18 in the second quarter of 2008.
  Net loss/income per share included net charges for special items of $0.57 in Q2 2009 and $0.48 in Q2 2008 (see non-GAAP disclosure below).
  Q2 2009 net sales were $212.6 million, an increase of 1.6 percent compared to Q1 2009 and a decrease of 28.5 percent compared to Q2 2008.
  Adjusted EBITDA was $28.3 million in the second quarter of 2009, compared to $24.6 million in the first quarter of 2009 and $45.9 million in the second quarter of 2008 (see non-GAAP disclosure below).

ALBANY, N.Y.--(BUSINESS WIRE)--August 3, 2009--Albany International Corp. (NYSE: AIN) reported a second-quarter net loss per share of $0.41 after reductions of $1.04 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. A gain on extinguishment of debt increased earnings by $0.73 per share, while a purchase price adjustment related to the Company’s 2008 sale of its discontinued Filtration Technologies business resulted in a charge of $0.33 per share. Income tax adjustments increased earnings per share by $0.07. (See non-GAAP disclosure below.)

For the second quarter of 2008, net income per share was $0.18, after reductions of $0.47 from net restructuring charges, idle-capacity costs related to restructuring, and costs related to performance-improvement initiatives. Discrete income tax adjustments reduced net income by $0.01 per share. (See non-GAAP disclosure below.)

Net sales were $212.6 million, an increase of 1.6 percent compared to Q1 2009 and a decrease of 28.5 percent compared to the second quarter of 2008. Excluding the effect of changes in currency translation rates, net sales in Q2 2009 decreased 23.0 percent as compared to Q2 2008, as shown below:

Table 1
	Net Sales Three Months ended June 30,		Percent	Impact of Changes in Currency	Percent Change excluding Currency Rate
(in thousands)	2009	2008	Change	Translation Rates	Effect
Paper Machine Clothing	$145,533	$199,477	-27.0%	($9,247)	-22.4%
Albany Door Systems	30,530	48,845	-37.5	(4,225)	-28.8
Engineered Fabrics	21,629	27,255	-20.6	(2,330)	-12.1
Engineered Composites	7,379	13,977	-47.2	-	-47.2
PrimaLoft® Products	7,488	7,647	-2.1	(341)	2.4
Total	$212,559	$297,201	-28.5%	($16,143)	-23.0%

Gross profit was 32.4 percent of net sales in the second quarter of 2009, compared to 34.7 percent in the same period of 2008. Cost-reduction initiatives helped to offset the effects of lower sales. As described in the paragraphs that follow Table 3, costs associated with idle-capacity and performance-improvement initiatives were $6.2 million in Q2 2009 and $7.9 million in Q2 2008.

Selling, technical, general, and research (STG&R) expenses were $64.6 million, or 30.4 percent of net sales, in the second quarter of 2009, in comparison to $86.9 million or 29.3 percent of net sales in the second quarter of 2008. Changes in currency translation rates had the effect of decreasing STG&R expenses by $6.9 million in comparison to Q2 2008. Second-quarter STG&R expenses include costs related to performance-improvement initiatives totaling $1.4 million in 2009 and $7.9 million in 2008. Revaluation of non-functional currency assets and liabilities resulted in losses of $1.7 million in Q2 2009 and $0.5 million in Q2 2008.

STG&R expenses were $67.6 million, or 32.3 percent of net sales, in the first quarter of 2009. First-quarter 2009 STG&R expenses included costs related to performance-improvement initiatives totaling $2.2 million. Revaluation of non-functional currency assets and liabilities resulted in a gain of $1.9 million in Q1 2009.

Operating income/loss was a loss of $29.6 million in the second quarter of 2009, compared to income of $14.5 million for the same period of 2008.

The following table presents second-quarter segment operating income:

Table 2
	Operating Income/(loss) Three Months ended June 30,
(in thousands)	2009	2008
Paper Machine Clothing	($8,732)	$31,231
Albany Door Systems	(1,639)	4,836
Engineered Fabrics	837	3,880
Engineered Composites	(2,372)	(217)
PrimaLoft® Products	2,594	1,718
Research expenses	(5,767)	(8,288)
Unallocated expenses	(14,476)	(18,634)
Total	($29,555)	$14,526

Second-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	Q2 2009				Q2 2008
(in thousands)	Restructuring and Other, Net	Idle- capacity Costs	Performance- improvement Initiatives	Total	Restructuring and Performance- improvement Initiatives
Paper Machine Clothing	$27,923	$3,099	$2,781	$33,803	$9,587
Albany Door Systems	1,900	-	99	1,999	400
Engineered Fabrics	2,515	-	-	2,515	-
Engineered Composites	110	-	205	315	-
PrimaLoft® Products	19	-	-	19	-
Research expenses	-	-	-	-	1,827
Unallocated expenses	1,343	-	1,374	2,717	5,714
Total	$33,810	$3,099	$4,459	$41,368	$17,528

Q2 2009 restructuring costs totaled $33.8 million and included charges related to restructuring announced in June and July 2009. The Company has not yet completed a review for potential asset impairment associated with these recent announcements, and expects that review to result in non-cash restructuring charges in the third quarter.

Q2 2009 idle-capacity costs of $3.1 million were related to previously announced restructuring at PMC plants in the U.S. and Europe. As a result of the recent restructuring announcements, the Company expects idle-capacity costs to continue at least through the next two quarters.

Q2 2009 performance-improvement initiatives totaled $4.5 million, of which $3.1 million was reported in cost of goods sold, and $1.4 million was reported in STG&R expenses. Items reported in cost of goods sold include $1.3 million for equipment relocation and $1.1 million related to underutilized capacity at the new plant in Hangzhou, China. Included in underutilized expense and idle-capacity costs was $0.9 million of depreciation expense. Performance-improvement costs reported as STG&R expenses included $1.4 million related to the ongoing implementation of SAP.

Q2 2008 costs for restructuring and performance-improvement initiatives amounted to $17.5 million, of which $1.7 million was reported as restructuring, $7.9 million was included in cost of goods sold, and $7.9 million was included in STG&R expenses.

Other income/expense, net was income of $37.2 million in Q2 2009, including a $36.6 million ($0.73 per share) gain on extinguishment of debt and income of $1.2 million related to revaluation of non-functional currency intercompany balances. Other income/expense, net was expense of $2.1 million for Q2 2008. Other income/expense, net was expense of $0.2 million in Q1 2009, including a $2.8 million ($0.06 per share) gain on extinguishment of debt, which was partially offset by losses totaling $1.5 million related to revaluation of non-functional currency intercompany balances.

Adjusted EBITDA was $28.3 million in the second quarter of 2009 compared to $24.6 million in the first quarter of 2009 and $45.9 million in the second quarter of 2008 (see non-GAAP disclosure below). The improvement compared to Q1 2009 reflects the positive impact of lower STG&R expenses resulting from previously announced restructuring and performance-improvement initiatives.

Second-quarter 2009 income tax benefit/expense includes a provision of $14.3 million related to the gain on extinguishment of debt. Additionally, Q2 2009 results include a discrete tax charge of $0.7 million ($0.02 per share), and an income tax benefit in the quarter related to a change in the estimated tax rate that increased earnings $2.7 million ($0.09 per share). Second-quarter 2008 income tax expense includes discrete tax adjustments that decreased net income by $0.3 million ($0.01 per share).

Results for the second quarter of 2009 include a charge of $10 million ($0.33 per share) representing an estimated purchase price adjustment related to the Company’s 2008 sale of its discontinued Filtration Technologies business. The charge results from a tentative agreement between the Company and the purchaser of the Filtration Technologies business to return a portion of the original $45 million purchase price in exchange for a release of certain future claims under the related sale agreement.

Net cash from operating activities was $8.2 million in the second quarter of 2009, compared to a decrease of $11.5 million in the first quarter of 2009, and $15.2 million for the second quarter of 2008. Cash payments for restructuring activities were $17 million in Q2 2009, $8 million in Q1 2009, and $5 million in Q2 2008.

Capital spending during the second quarter of 2009 was $11.4 million, bringing the year-to-date total to $26.3 million. The Company is on track with its estimate for 2009 capital spending of $50 million, of which $30 million is a carryover from 2008. Depreciation and amortization were $14.5 million and $2.3 million for the second quarter of 2009 and are estimated to total $58 million and $10 million for 2009.

In April 2009, the Company purchased $94.0 million principal amount of the Company’s 2.25% Convertible Senior Notes due 2026. The transaction resulted in a Q2 2009 gain of $36.6 million ($0.73 per share), and had the effect of reducing total debt by $29.2 million. In the second quarter, the Company entered into additional transactions to purchase $30 million of Notes in July, and $20 million of Notes in October. The Company expects those transactions to result in gains of approximately $7 million in the third quarter, and $4 million in the fourth quarter.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Q2 2009 global net sales decreased 27.0 percent compared to the second quarter of 2008, but increased 4.6 percent compared to the first quarter of 2009. Compared to the first quarter of 2009, trade sales increased 2.6 percent in the Americas and 37.8 percent in Asia, while sales in Europe (in euros) declined 5.7 percent.

Cost-reduction and other performance-improvement initiatives are ongoing throughout all facets of the PMC organization.

Albany Door Systems (ADS)

This segment includes products, parts, and service sales of High Performance Doors to a variety of industrial customers.

Compared to the second quarter of 2008, net sales in Europe were down 32.0 percent; net sales in North America decreased 24.5 percent and net sales in Asia decreased 39.6 percent. Ongoing cost-reduction initiatives resulted in a Q2 restructuring charge of $1.9 million. Operating income from aftermarket sales more than offset losses incurred by product sales.

Albany Engineered Composites (AEC)

This segment includes sales of specialty materials and composite structures for aerospace and defense applications.

Net sales decreased from $14.0 million in Q2 2008 to $7.4 million in Q2 2009, a decrease of 47.2 percent. Q2 2008 net sales included $3.1 million of sales to Eclipse Aviation. AEC reported an operating loss of $2.4 million in the second quarter of 2009, including expenses of $0.3 million related to performance-improvement initiatives. The operating loss in Q2 2008 was $0.2 million.

Albany Engineered Fabrics (EF)

This segment includes sales of a variety of products similar to PMC for application in the corrugator, pulp, nonwovens, building products, tannery, and textile industries.

Compared to the second quarter of 2008, net sales decreased 20.6 percent, while sales were flat compared to the first quarter of 2009. Second-quarter results include charges related to the restructuring of operations in Australia and Europe. Operating margins compared to Q2 2008, excluding restructuring and performance-improvement initiatives, improved due to continued efforts to reduce costs.

PrimaLoft® Products

This segment includes sales of insulation for outdoor clothing, gloves, footwear, sleeping bags, and home furnishings.

Net sales decreased 2.1 percent compared to the same period last year, while the effect of cost-reduction initiatives contributed to a 51.0 percent improvement in operating income.

CEO Comments

President and CEO Joe Morone said, “Q2 results were affected by several large, non-operational items, most notably the previously announced buyback of convertible debt, which had an unusually large effect on net income. But it was three other developments that should have an enduring impact on future operating results:

  First, for the first time since Q2 2008, sequential quarter-to-quarter global sales increased and the end-markets in each of our businesses showed signs of having bottomed.
  Second, the recently announced plant closures and reductions represent the final steps in our three-year restructuring program.
  Third, for the first time since Q2 2008, sequential quarter-to-quarter Adjusted EBITDA also improved, reflecting the growing impact of previously completed restructuring.

“Ever since Q3 2008, when it became clear that the economy was sliding into global recession, our near-term objective has been to take the steps necessary to generate strong free cash flow in 2010. Specifically, our objective is to exit 2009 ‘as a fundamentally more profitable business…with the capacity for sustained and growing free cash flow in 2010, even if the recession extends beyond 2009.’ The three major Q2 developments–the stabilizing sales outlook, the approaching completion of the restructuring process, and improving EBITDA–indicate that we are firmly on track toward realizing that objective.

“Sales in Q2 were 29 percent lower than in Q2 2008. But in this economic environment, year-over-year trends are less relevant than sequential quarter-to-quarter trends. And in Q2, sales were roughly flat compared to the previous quarter. Perhaps of greater significance, in Q2 we finally began to see evidence across all of our businesses that the end-markets we serve appear to be bottoming. The only exceptions are Asia, especially China, where the paper industry is well off the bottom, and the newsprint markets in North America and Europe, which continue to erode. There was one other significant market development in Q2. Average prices of PMC orders in Europe were comparable to those of the previous quarter, suggesting we may finally be entering a period of price stability in Europe.

“Despite these signs of stabilization in our markets, we still see short-term downside risk in our sales in PMC in the Americas and Europe. Primarily because of seasonal and inventory effects, orders in Q2 in these PMC markets declined. But there is no question that we see growing evidence of an approaching end to the recessionary effect on sales. As for the nature of the recovery when sales finally do bottom, the available evidence suggests a V-shaped recovery in PMC in Asia and in AEC, and an L-shaped recovery in PMC in the Americas and Europe. The nature of recovery in ADS, Engineered Fabrics, and PrimaLoft® Products is still uncertain.

“Q2 also marks the rapidly approaching completion of our three-year restructuring program. The magnitude of the restructuring and associated charges in Q2 was greater than we had originally planned, but as the recession drove sales to even lower levels in Q1 than we had been anticipating, we took additional measures. While there will be more charges in Q3 and perhaps Q4 associated with the steps recently announced, cash charges will decline sharply. The only remaining planned process improvement initiatives that will run through 2010 will be the conversion of our Eurasian and Brazilian operations to SAP and the relocation of equipment related to the recently announced restructuring.

“Reflecting the growing impact of previously announced restructuring and process improvement initiatives, Q2 Adjusted EBITDA improved by almost $4 million compared to Q1 Adjusted EBITDA. We now estimate that lower costs from restructuring and performance-improvement initiatives, including the recently announced measures, will lead to an additional improvement in EBITDA of about $3 million per quarter by Q4 2009, growing to $7 million per quarter by Q2 2010. These estimates assume all other factors that influence EBITDA, such as sales, currency, and inflation, remain constant.

“In sum, developments in Q2 suggest we are on trend toward our 2010 objective. While there remains downside risk for sales in the short term because of seasonal and inventory effects, the signs of stabilization in our end-markets, the announcements of the final steps in our three-year restructuring process, and the continued improvement in profitability all point in the same direction: barring unforeseen further deterioration in our markets, we believe we are well on our way toward exiting 2009 as a fundamentally more profitable company. Coupled with an end to restructuring charges, and 2010 capital expenditure spending at or below depreciation, these higher levels of profitability should assure strong free cash flow in 2010, even if 2010 sales remain 20 percent below 2008 sales.”

The Company plans a live webcast to discuss second-quarter 2009 financial results on Tuesday, August 4, 2009, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects, earnings before interest, taxes, depreciation, and amortization (EBITDA), costs associated with restructuring and performance-improvement initiatives, Adjusted EBITDA, net charges for special items, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income (both absolute and on a per share basis), operating income, operating margins and EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and performance-improvement initiatives, and then adding or subtracting certain losses or gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company’s ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment and software. Depreciation and amortization associated with these investments has a significant impact on the Company’s net income. While other losses or gains have an impact on the Company’s cash position, they are removed when calculating Adjusted EBITDA because doing so provides, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and Adjusted EBITDA:

	Three Months ended
	June 30,		March 31,
(in thousands)	2009	2008	2009
Net (loss)/income	($12,744)	$5,253	($18,897)
Interest expense, net	6,086	5,880	5,834
Income tax (benefit)/expense	4,339	1,390	(1,605)
Depreciation	14,520	15,217	14,573
Amortization	2,268	1,182	2,138
EBITDA	14,469	28,922	2,043
Restructuring and other, net	33,810	1,732	17,179
Idle-capacity costs	3,099	1,734	3,079
Depreciation included in idle-capacity costs	(919)	(592)	(936)
Performance-improvement initiatives	4,459	14,062	6,069
Gain on extinguishment of debt	(36,631)	-	(2,822)
Discontinued operations purchase price adjustment	10,000	-	-
Adjusted EBITDA	$28,287	$45,858	$24,612

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Quarter ended June 30, 2009

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Special items:
Restructuring and other, net	$33,810	$7,776	$26,034	30,723	$0.85
Idle-capacity and performance-improvement costs	7,558	1,738	5,820	30,723	0.19
Discontinued business purchase price adjustment	10,000	-	10,000	30,723	0.33
Gain on extinguishment of debt	(36,631)	(14,286)	(22,345)	30,723	(0.73)
Effect of change in estimated income tax rate			(2,663)	30,723	(0.09)
Other discrete tax adjustments			676	30,723	0.02
Total special items					$0.57

Quarter ended June 30, 2008

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Special items:
Restructuring and other, net	$1,732	$346	$1,386	29,760	$0.05
Idle-capacity and performance-improvement costs	15,796	3,159	12,637	29,760	0.42
Other discrete tax adjustments			291	29,760	0.01
Total special items					$0.48

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, PMC sales and operating income during the next several quarters, improvement in cash generation, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures and pension contributions, tax rates, depreciation and amortization, future debt levels and debt covenant ratios, and future levels of adjusted EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
2009	2008		2009	2008

$212,559	$297,201	Net sales	$421,764	$570,409
143,671	194,003	Cost of goods sold	282,845	372,281

68,888	103,198	Gross profit	138,919	198,128
64,633	86,940	Selling, technical, general and research expenses	132,252	169,328
33,810	1,732	Restructuring and other, net	50,989	7,094

(29,555)	14,526	Operating (loss)/income	(44,322)	21,706
6,086	5,880	Interest expense, net	11,920	11,277
(37,201)	2,114	Other (income)/expense, net	(37,020)	1,799

1,560	6,532	Income/(loss) from continuing operations before income taxes	(19,222)	8,630
4,339	1,293	Income tax expense	2,734	5,411

(2,779)	5,239	(Loss)/income before associated companies	(21,956)	3,219
35	58	Equity in income/(losses) of associated companies	315	(245)
(2,744)	5,297	(Loss)/income from continuing operations	(21,641)	2,974

		Discontinued operations:
(10,000)	53	(Loss)/income from operations of discontinued business	(10,000)	313
-	97	Income tax expense	-	130
(10,000)	(44)	(Loss)/income from discontinued operations	(10,000)	183

($12,744)	$5,253	Net (loss)/income	($31,641)	$3,157

		(Loss)/income from continuing operations:
($0.08)	$0.18	Basic	($0.71)	$0.10
($0.08)	$0.18	Diluted	($0.71)	$0.10

		(Loss)/income from discontinued operations:
($0.33)	$0.00	Basic	($0.33)	$0.01
($0.33)	($0.01)	Diluted	($0.33)	$0.01

		Net (loss)/income per share:
($0.41)	$0.18	Basic	($1.04)	$0.11
($0.41)	$0.17	Diluted	($1.04)	$0.11

		Shares used in computing earnings per share:
30,723	29,760	Basic	30,386	29,686
30,723	30,051	Diluted	30,386	29,990

$0.12	$0.12	Dividends per share	$0.24	$0.23

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$120,708	$106,571
Accounts receivable, net	170,843	204,157
Inventories	202,170	206,488
Income taxes receivable and deferred	26,885	26,319
Prepaid expenses and other current assets	9,886	11,341
Total current assets	530,492	554,876

Property, plant and equipment, net	541,526	536,576
Investments in associated companies	3,117	3,899
Intangibles	8,340	9,636
Goodwill	116,658	115,415
Deferred taxes	133,274	115,818
Cash surrender value of life insurance policies	49,043	47,425
Other assets	17,957	21,412
Total assets	$1,400,407	$1,405,057

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$8,747	$12,597
Accounts payable	45,817	74,001
Accrued liabilities	147,729	116,361
Current maturities of long-term debt	11	13
Income taxes payable and deferred	4,109	7,205
Total current liabilities	206,413	210,177

Long-term debt	524,723	508,386
Other noncurrent liabilities	183,851	187,968
Deferred taxes and other credits	55,322	65,590
Total liabilities	970,309	972,121

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,048,268 in 2009 and 35,245,482 in 2008	36	35
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2009 and 2008	3	3
Additional paid in capital	381,458	363,918
Retained earnings	390,862	429,804
Accumulated items of other comprehensive income:
Translation adjustments	(16,786)	(34,196)
Pension and post retirement liability adjustments	(67,176)	(67,757)
	688,397	691,807

Less treasury stock (Class A), at cost; 8,496,739 shares in 2009 and 8,523,139 shares in 2008	258,299	258,871
Total shareholders' equity	430,098	432,936
Total liabilities and shareholders' equity	$1,400,407	$1,405,057

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2009	2008
OPERATING ACTIVITIES
Net (loss)/income	($31,641)	$3,157
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Equity in (earnings)/losses of associated companies	(315)	245
Depreciation	29,093	30,005
Amortization	4,406	2,364
Non cash interest expense	1,772	2,195
Gain on early retirement of debt	(39,453)	-
Settlement of accreted debt discount	(7,457)	-
Provision for deferred income taxes, other credits and long-term liabilities	(12,026)	(2,730)
Provision for write-off of property, plant and equipment	1,609	790
Provision for impairment of investment	2,624	-
Increase in cash surrender value of life insurance	(1,827)	(1,862)
Unrealized currency transaction gains	(6,004)	(1,975)
Provision for purchase price adjustment of discontinued operation	10,000	-
Stock option expense	70	85
Excess tax benefit of options exercised	-	(807)
Compensation and benefits paid or payable in Class A Common Stock	3,354	4,209

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	43,308	(5,757)
Inventories	8,537	425
Prepaid expenses and other current assets	1,863	1,311
Accounts payable	(29,103)	(15,246)
Accrued liabilities	19,165	5,347
Income taxes payable	(2,943)	3,373
Other, net	1,704	(2,500)
Net cash (used in)/provided by operating activities	(3,264)	22,629

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(26,299)	(73,560)
Purchased software	(1,873)	(7,404)
Cash received from life insurance policy terminations	239	-
Net cash used in investing activities	(27,933)	(80,964)

FINANCING ACTIVITIES
Proceeds from borrowings	105,072	64,001
Principal payments on debt	(4,633)	(18,321)
Early retirement of debt	(46,502)	-
Proceeds from options exercised	-	2,759
Excess tax benefit of options exercised	-	807
Dividends paid	(7,202)	(6,514)
Net cash provided by financing activities	46,735	42,732

Effect of exchange rate changes on cash flows	(1,401)	1,410

Increase/(decrease) in cash and cash equivalents	14,137	(14,193)
Cash and cash equivalents at beginning of year	106,571	73,305
Cash and cash equivalents at end of period	$120,708	$59,112

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President–Corporate Treasurer and Strategic Planning
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com